Exhibit 10.1

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of October 25, 2022, by and among Corbus Pharmaceuticals, Inc., a Delaware corporation (“Borrower Representative”), and each other Person party thereto as a borrower from time to time (together with the Borrower Representative, collectively, “Borrowers”, and each, a “Borrower”), Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (“Parent”, and together with each other Person party thereto or any other Loan Documents as a guarantor from time to time, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), lenders constituting Required Lenders and K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”).

RECITALS

A.
The parties hereto previously entered into that certain Loan and Security Agreement, dated as of July 28, 2020 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), by and among Borrower Representative, Parent, Lenders, Administrative Agent and Ankura Trust Company, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”). Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Agreement.
B.
Borrower Representative has requested certain modifications to the terms of the Agreement, and Required Lenders are willing to enter into this Amendment to modify the terms as set forth herein.

agreement

1.
Amendments.
1.1
Section 2.2(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Repayment. Commencing on the Amortization Date, and continuing thereafter on each Payment Date through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of equal principal and interest, which would fully amortize 50% of the outstanding principal amount of the Term Loans and accrued interest thereon over the twelve (12) Payment Dates to and including the Term Loan Maturity Date (i.e. the amortization payments are determined based on a 24 month amortization schedule, notwithstanding the scheduled Term Loan Maturity Date), provided that if the Applicable Rate is adjusted, the amortization schedule and the required monthly installments shall be recalculated based on the adjusted Applicable Rate and the number of Payment Dates through and including the Term Loan Maturity Date, provided further that if the Amortization Date is extended in accordance with its terms, then the amortization schedule and the required monthly installments shall be adjusted to provide for monthly payments of equal principal and interest, which would fully amortize 33.3% of the outstanding principal amount of the Term Loans and accrued interest thereon over the six (6) Payment Dates to and including the Term Loan Maturity Date (i.e. the amortization payments are determined based on an 18 month amortization schedule, notwithstanding the scheduled Term Loan Maturity Date). On the Term Loan Maturity Date, in addition to the scheduled payment of principal and interest pursuant to the foregoing, the remaining principal balance and any accrued and unpaid interest in respect of the Term Loans, the fees pursuant to the Fee Letter and any other fees and other sums due hereunder, if any, shall be due and payable in full. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d).

1.2
Section 7.7 of the Agreement is hereby amended and restated in its entirety as follows:

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment, in each case, on account of any Equity Interests, or redeem, retire or purchase any Equity Interests; provided that (i) Parent may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Parent pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Parent may convert Subordinated Debt issued by Parent into Equity Interests issued by Parent

Exhibit 10.1

pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement; (iii) Parent or any Subsidiary thereof may pay dividends solely in Equity Interests of Parent or such Subsidiary, as applicable; (iv) Parent may make cash payments in lieu of fractional shares; (v) Parent may repurchase the Equity Interests issued by Parent pursuant to stock repurchase agreements approved by Parent’s Board so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed the Applicable Amount per fiscal year; (vi) Parent may repurchase Equity Interests issued by Parent pursuant to stock repurchase agreements approved by Parent’s Board where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, consultants or directors to Parent regardless of whether an Event of Default exists; (vii) any Subsidiary of Parent may pay dividends or make other distributions or payments on account of any Equity Interests issued by it, ratably to the holders thereof; (viii) purchase Equity Interests in connection with the exercise of stock options or stock appreciation by way of a cashless exercise; (ix) purchase fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations, provided that the aggregate amount of all such repurchases does not exceed $500,000 per fiscal year and (x) effect any redemptions pursuant to Section 5 of the Certificate of Designation of Series A Preferred Stock, provided the aggregate payments in connection with such redemptions shall not exceed $1,100; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments.

1.3
The address for copies of notices to Administrative Agent or Lenders set forth in Section 10 is hereby updated as follows:

SIDLEY AUSTIN LLP

1001 Page Mill Rd., Bldg. 1

Palo Alto, CA 94304-1150

Attention: Cynthia Bai

Email: cbai@sidley.com

1.4
The following defined terms in Exhibit A to the Agreement are hereby amended and restated in their entirety as follows:

“Amortization Date” means September 1, 2023, provided that if prior to such date (i) Borrower Representative delivers evidence to Administrative Agent that it has received net cash proceeds from the issuance of Equity Interests to investors of not less than $30,000,000 in an equity financing and (ii) no Event of Default has occurred and is continuing, then such date shall be automatically extended to March 1, 2024.

“Conversion Price” means

(i) with respect to $3,000,000 of the Conversion Amount, $9.40,

(ii) with respect to $875,000 of the Conversion Amount, $0.15 and

(iii) with respect to $1,125,000 of the Conversion Amount, $0.2625,

provided that with respect to each of the foregoing clauses (i) – (iii), (x) in the event that on or after the Closing Date, a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares is consummated (each, a “Stock Event”), the Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in shares of Common Stock issued and outstanding as a result of such Stock Event (and in the event of such adjustment, Borrower Representative shall promptly notify Lenders thereof, and at Lenders’ request, Borrower Representative shall deliver a certificate of adjustment setting forth such change and attaching supporting calculations, certified by a Responsible Officer), and (y) Lenders may elect to convert any portion of the Conversion Amount in any order at the Conversion Price applicable to such portion.

Exhibit 10.1

2.
Refund of certain principal payments. Upon the effectiveness of this Amendment, Lenders shall promptly refund installments of principal paid during the September 2022 and October 2022 calendar months. Upon such refund, such amounts shall be deemed outstanding principal and shall be repaid in accordance with the Agreement.
3.
Representations and Warranties.
3.1
Borrowers represent and warrant that:
(a)
the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and no Default or Event of Default has occurred and is continuing;
(b)
each Borrower has the power and authority to execute and deliver this Amendment and perform its obligations under the Agreement, as modified by this Amendment;
(c)
the execution and delivery by each Borrower of this Amendment, and the performance by each Borrower of its obligations under the Agreement, as modified by this Amendment, have been duly authorized by all requisite action;
(d)
the execution and delivery by each Borrower of this Amendment and the performance by each Borrower of its obligations under the Agreement, as modified by this Amendment, do not and will not contravene (a) any material Requirement of Law, (b) any material contractual restriction in any material agreement with a Person binding on such Borrower, (c) any order, judgment or decree of any Governmental Authority binding on such Borrower, or (d) the Operating Documents of such Borrower, and do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority, except as already has been obtained or made; and
(e)
this Amendment has been duly executed and delivered by each Borrower and is the binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
4.
Conditions to Effectiveness.

The effectiveness of this Amendment is subject to the following conditions precedent:

4.1
Administrative Agent shall have received
4.1.1
this Amendment, duly executed by Borrower Representative;
4.1.2
an Amended and Restated Fee Letter, duly executed by Borrower Representative;
4.1.3
an updated Perfection Certificate, duly executed by Borrower Representative; and
4.1.4
a copy of the resolutions duly approved by the Board of such Loan Party with respect to this Amendment.
4.2
Borrowers shall have paid any Lender Expenses together with any fees due pursuant to the Amended and Restated Fee Letter, in each case, due and payable as of the date hereof, which Borrowers hereby authorize may be debited by Administrative Agent, in accordance with Section 2.4(b) of the Agreement, or netted against the amount to be refunded in accordance with Section 2 hereof.

Exhibit 10.1

5.
General Provisions.
5.1
Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement and this Amendment shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects, and the security interest as granted pursuant to the Agreement continues from the Closing Date. The agreement to enter into the amendments as set forth herein shall not establish any course of dealing with respect to future amendments or waivers or otherwise obligate Administrative Agent or any Lender to waive any future Event of Default or make any modification to any Loan Document.
5.2
This Amendment and the Loan Documents represent the entire agreement with respect to this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
5.3
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The words “execution,” “signed,” “signature” and words of like import herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of this Amendment or any document delivered in connection therewith by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart thereof.
5.4
This Amendment shall constitute a Loan Document. Accordingly, the provisions of Section 11 of the Agreement shall likewise apply to this Amendment.

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Exhibit 10.1

[SIGNATURE PAGE TO SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth above.

Borrower representative: Corbus Pharmaceuticals, Inc. By /s/ Sean Moran Name: Sean Moran Title: Chief Financial Officer
GUARANTOR: Corbus Pharmaceuticals Holdings, Inc. By /s/ Sean Moran Name: Sean Moran Title: Chief Financial Officer

Exhibit 10.1

[SIGNATURE PAGE TO SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT]

ADMINISTRATIVE AGENT: K2 HEALTHVENTURES LLC By: /s/ Anup Arora Name: Anup Arora Title: Managing Director and Chief Investment Officer
LENDER: K2 HEALTHVENTURES LLC By: /s/ Anup Arora Name: Anup Arora Title: Managing Director and Chief Investment Officer